EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x262	(310) 208-2550
jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. REPORTS 2003 FOURTH QUARTER AND 12-MONTH RESULTS

Sales, Earnings, New Orders, and Backlog Reach Record Levels for Quarter, Year

Costa Mesa, CA (February 26, 2004)–Ceradyne, Inc. (Nasdaq:CRDN) (Company) today reported results for the fourth quarter and twelve months ended December 31, 2003.

Fourth quarter sales increased 87.9% to a record $33.1 million compared to $17.6 million in the prior year quarter. Fourth quarter gross profit margins increased to 30.1% of net sales in 2003 compared to 22.4% of net sales for the fourth quarter 2002. Net income for the quarter was $4.2 million, or $.39 per diluted share, compared to $937,000, or $.11 per diluted share, for the year-ago quarter. Fully diluted average shares outstanding for the fourth quarter were 10,784,000 compared to 8,806,000 in the same period in 2002.

For the year ended December 31, 2003, sales increased 65.7% to a record $101.5 million compared to $61.2 million in 2002. For the year ended December 31, 2003, gross profit margins increased to 28.9% of net sales compared to 21.4% of net sales for the year ended 2002. Net income was $11.2 million, or $1.15 per diluted share, in the year 2003 compared to $2.7 million, or $0.31 per diluted share, in the prior year. For the year, fully diluted average shares outstanding were 9,733,000 compared to 8,759,000 in 2002.

The provision for income tax was 35% for both years. Average shares outstanding used to compute diluted earnings per share were higher in both the fourth quarter and full year 2003 compared to the corresponding prior year periods due to the follow-on public offering completed in July 2003.

Fourth quarter new orders were a record $69.5 million compared to $25.1 million in fourth quarter 2002. For the year 2003, new orders hit a record $170.0 million, a 146% increase from $69.2 million in 2002. Total order backlog on December 31, 2003 was a record $104.2 million (including unexercised options for orders of $1.1 million) compared to the prior year backlog of $35.7 million (including unexercised options for orders of $1.4 million).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “Although the 2003 sales and earnings were at record levels, the most encouraging data from the 4th quarter was the record level of new orders and a backlog in excess of $104 million. Ceradyne management is continuing to focus on expanding its production capacity in order to meet this order influx. Facility expansion currently completed or in progress includes the 41,000 sq. ft. Irvine, California facility dedicated to Clarity™ orthodontic ceramic brackets and SRBSN diesel engine and roller bearing components; the Lexington, Kentucky 115,000 sq. ft. facility which was acquired in October 2003 and is undergoing extensive renovation, which is scheduled for completion during the second quarter of 2004, including equipment installation for the production of SRBSN diesel engine components and other Ceradyne advanced technical ceramics; the 25,000 sq. ft. facility in Clarkston, Georgia which is on schedule for early stage production of PAC-3 and Arrow ceramic missile radomes (nose cones) later in 2004, as well as approximately 40,000 sq. ft. of additional manufacturing capacity in Clarkston, Georgia which is expected to be producing fused silica ceramic crucibles for solar energy device manufacturing later in 2004. As stated late in 2003, Ceradyne intends to continue its efforts and expend resources for expansion of its defense business by capturing new business in 2004. At the same time, we intend to focus on our advanced technical ceramic technology and manufacturing capacity for non-defense programs such as Clarity orthodontic ceramic brackets and industrial and diesel engine components”. Mr. Moskowitz went on to comment, “Our strong balance sheet with over $30 million in cash and short term investments and no long term debt should allow us to implement our short term and longer term strategy which will include the evaluation of appropriate acquisition opportunities.”

Ceradyne develops, manufactures and markets advanced technical ceramics for defense, industrial, automotive/diesel, and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003, and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and Exchange commission.

(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended December 31,		Year to Date as of December 31,
	2003	2002	2003	2002
NET SALES	$33,142	$17,640	$101,473	$61,238
Cost of product sales	23,177	13,691	72,124	48,157

GROSS PROFIT	9,965	3,949	29,349	13,081

Operating expenses:
Selling	733	565	2,440	2,069
General and Administrative	2,310	1,448	7,799	4,963
Research and Development	605	543	2,111	2,080

	3,648	2,556	12,350	9,112

INCOME FROM OPERATIONS	6,317	1,393	16,999	3,969
Other income (expense):
Other income	158	90	321	265
Interest (expense)	—	(40)	(32)	(102)

	158	50	289	163

INCOME BEFORE PROVISION FOR INCOME TAXES	6,475	1,443	17,288	4,132
Provision for income taxes	2,266	506	6,051	1,447

NET INCOME	$4,209	$937	$11,237	$2,685

Earnings per share, basic	$0.40	$0.11	$1.18	$0.32
Earnings per share, diluted	$0.39	$0.11	$1.15	$0.31

Avg. shares outstanding, basic	10,580	8,521	9,530	8,486
Avg. shares outstanding, diluted	10,784	8,806	9,733	8,759

Condensed Consolidated Balance Sheets (in thousands):

	December 31, 2003	December 31, 2002
Cash and Cash Equivalents	$11,462	$350
Short Term Investments	19,202	—
Other Current Assets	44,407	34,773
Net Property, Plant and Equipment	27,625	18,660
Other Assets	1,511	1,511

Total Assets	$104,207	$55,294

Current Liabilities	$16,217	$10,354
Long Term Debt	—	58
Deferred Tax Liability	1,213	1,794
Stockholders’ Equity	86,777	43,088

Total Liabilities and Stockholders Equity	$104,207	$55,294

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